Exhibit 21.1

List of Significant Subsidiaries of Syneos Health, Inc.

Entity Name	Jurisdiction
BioSector 2 LLC	New York
Gerbig Snell/Weisheimer Advertising, LLC	Ohio
INC Research CRO Singapore Pte. Ltd.	Singapore
INC Research Europe Holdings Limited	United Kingdom
INC Research Holding Limited	United Kingdom
inChord Holding Corporation	Delaware
inVentiv Canada, Inc.	Canada
inVentiv Commercial Services, LLC	New Jersey
inVentiv Health (Hong Kong) Limited	Hong Kong
inVentiv Health Clinical Australia Pty. Limited	Australia
inVentiv Health Clinical, LLC	Delaware
inVentiv Health Public Relations, LLC	Delaware
Kendle NC LLC	North Carolina
Palio + Ignite, LLC	Ohio
Syneos Health (Barbados) SRL, LLC	Texas
Syneos Health Branches Limited	United Kingdowm
Syneos Health Clinical, Inc.	Delaware
Syneos Health Clinique Inc.	Canada
Syneos Health France SARL	France
Syneos Health G.K.	Japan
Syneos Health Germany GmbH	Germany
Syneos Health I L.P.	United Kingdom
Syneos Health II L.P.	United Kingdom
Syneos Health International Holdings Limited	United Kingdom
Syneos Health International Limited	United Kingdom
Syneos Health Investment, LLC	Delaware
Syneos Health IVH UK Limited	United Kingdom
Syneos Health Netherlands B.V.	Netherlands
Syneos Health Switzerland GmbH	Switzerland
Syneos Health UK Limited	United Kingdom
Syneos Health US, Inc.	Delaware
Syneos Health, LLC	Delaware